Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                       Votes for    Votes withheld

Liaquat Ahamed         26,296,246   1,482,064
Ravi Akhoury           26,213,240   1,565,071
Barbara M. Baumann     26,472,690   1,305,621
Jameson A. Baxter      26,491,363   1,286,947
Charles B. Curtis      26,493,427   1,284,883
Robert J. Darretta     26,491,339   1,286,971
Katinka Domotorffy     26,204,293   1,574,017
John A. Hill           26,471,093   1,307,218
Paul L. Joskow         26,477,979   1,300,332
Kenneth R. Leibler     26,473,165   1,305,146
Robert E. Patterson    26,471,093   1,307,218
George Putnam, III     26,378,716   1,399,594
Robert L. Reynolds     26,473,213   1,305,097
W. Thomas Stephens     26,384,950   1,393,360

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against    Abstentions     Broker non votes

23,179,574   708,882          1,556,770       2,333,084

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for    Votes against    Abstentions     Broker non votes

23,232,085   351,207          1,861,932       2,333,085


All tabulations are rounded to the nearest whole number.